As filed with the Securities and Exchange Commission on May 14, 2026

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
_______________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______________________

Arm Holdings plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
110 Fulbourn Road Cambridge CB1 9NJ United Kingdom (Address of principal executive offices)	Not applicable (Zip code)
Arm Holdings plc 2023 Omnibus Incentive Plan with Non-Employee Sub-Plan and the France and Israel Sub-Plans Arm Holdings plc 2024 Employee Stock Purchase Plan (Full title of plan)

Arm, Inc. 120 Rose Orchard Way San Jose, CA 95134 (Name and address of agent for service)
+1 (408) 576-1500 (Telephone number, including area code, of agent for service)
Copies to:

Spencer Collins Chief Legal Officer Arm Holdings plc 110 Fulbourn Road Cambridge CB1 9NJ United Kingdom Tel: +44 (1223) 400 400	Justin R. Salon R. John Hensley Morrison & Foerster LLP 2100 L Street, NEW, Suite 900 Washington, D.C. 20037 Tel: +1 (202) 887-1500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐
Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Arm Holdings plc (the “Registrant”) for the purpose of registering an aggregate of 13,821,271 additional shares of the Registrant’s ordinary shares, nominal value £0.001 per share (the “Ordinary Shares”), and American depositary shares representing Ordinary Shares available for (i) issuance under the Arm Holdings plc 2023 Omnibus Incentive Plan and the sub‑plans thereto (as amended, the “Omnibus Incentive Plan”) and (ii) sale and issuance under the Arm Holdings plc 2024 Employee Stock Purchase Plan (the “ESPP” and, together with the Omnibus Incentive Plan, the “Plans”), following the increase of the shares reserved for issuance under the Plans (the “Share Reserve”) pursuant to Section 3(a) of the Omnibus Incentive Plan. Section 3(a) of the Omnibus Incentive Plan provides that the maximum number of Ordinary Shares reserved for issuance under the Omnibus Incentive Plan automatically increases on April 1 of each year commencing on April 1, 2024, and ending on (and including) April 1, 2028, in an amount equal to 2% of the total number of Ordinary Shares outstanding on March 31 of the preceding fiscal year unless the Board of Directors of the Registrant (the “Board”) (or, to the extent permitted by applicable law, the Remuneration Committee of the Board (the “Remuneration Committee”)) takes action prior to April 1 of the applicable year to provide that there will be no increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be less than 2% of the total number of Ordinary Shares outstanding on March 31 of the preceding fiscal year. In March 2026, the Remuneration Committee determined that the increase to the Share Reserve on April 1, 2026, shall be limited to an increase equal to 13,821,271 Ordinary Shares, which is less than 2% of the total number of Ordinary Shares outstanding on March 31, 2026. The ESPP provides that the number of Ordinary Shares that may be sold and issued under the ESPP is equal to the number of shares available for issuance pursuant to the Omnibus Incentive Plan, and the Plans provide that each Ordinary Share issued pursuant to the ESPP reduces the number of shares available for issuance under the Omnibus Incentive Plan.
In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-274544) relating to, among other plans, the Omnibus Incentive Plan and the ESPP, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on September 15, 2023, as amended by Post‑Effective Amendment No. 1 and Post-Effective Amendment No. 2 thereto on September 12, 2024 and September 25, 2024, respectively.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Articles of Association, as amended.	20-F	001-41800	1.1	05/29/2024
4.2	Deposit Agreement, dated as of September 13, 2023, by and between Arm Holdings plc and Citibank, N.A.	20-F	001-41800	2.1	05/29/2024
4.3	Form of American Depositary Receipt (included in Exhibit 4.2).	20-F	001-41800	2.1	05/29/2024
4.4	Arm Holdings plc 2023 Omnibus Incentive Plan with the Non-Employee Sub-Plan, the France Sub-Plan, as amended, and the Israel Sub-Plan.	S-8 POS	333-274544	4.4	09/12/2024
4.5	Arm Holdings plc 2024 Employee Stock Purchase Plan.	S-8 POS	333-274544	4.9	09/12/2024
5.1	Opinion of Morrison & Foerster (UK) LLP.					X
5.2	Opinion of Slaughter and May.					X
23.1	Consent of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.					X
23.2	Consent of Morrison & Foerster (UK) LLP (included as part of Exhibit 5.1).					X
23.3	Consent of Slaughter and May (included as part of Exhibit 5.2).					X
107	Calculation of Registration Fee Table.					X
Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Table” attached as Exhibit 107 to this Registration Statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, United Kingdom on May 14, 2026.

ARM HOLDINGS PLC
By:	/s/ Jason Child
Jason Child
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rene Haas or Jason Child and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rene Haas Rene Haas	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2026
/s/ Jason Child Jason Child	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 14, 2026
/s/ Laura Bartels Laura Bartels	Chief Accounting Officer (Principal Accounting Officer)	May 14, 2026
/s/ Masayoshi Son Masayoshi Son	Director and Chairman of the Board of Directors	May 14, 2026
/s/ Ronald D. Fisher Ronald D. Fisher	Director	May 14, 2026
/s/ Jeffrey A. Sine Jeffrey A. Sine	Director	May 14, 2026

/s/ Karen E. Dykstra Karen E. Dykstra	Director	May 14, 2026
/s/ Young Sohn Young Sohn	Director	May 14, 2026
/s/ Rosemary Schooler Rosemary Schooler	Director	May 14, 2026
/s/ Paul E. Jacobs, PhD Paul E. Jacobs, PhD	Director	May 14, 2026

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Arm Holdings plc has signed this Registration Statement on May 14, 2026.

ARM, INC.
By:	/s/ Rene Haas
Name:	Rene Haas
Title:	Director